UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

December 1, 2008

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.             Genzyme Senior Executive Annual Cash Incentive Program

On December 1, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of Genzyme Corporation (“Genzyme”) approved the Genzyme Senior Executive Annual Cash Incentive Program (the “annual cash incentive program”) to meet the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (“Section 409A”) and to set forth Genzyme’s processes for awarding annual cash incentive compensation to senior executives.  Genzyme’s Chief Executive Officer (“CEO”) and those senior executives recommended by the CEO and approved by the Committee are eligible to participate in the annual cash incentive program.

Under the annual cash incentive program as it currently and historically has been administered, each December the Committee establishes annual bonus targets for eligible participants for the upcoming calendar year.  The annual bonus targets are comprised of (i) an individual component, which is based on the individual participant’s performance; and (ii) a corporate component, which is based on Genzyme’s attainment of the operating income goal set by the Board of Directors in connection with approving Genzyme’s annual budget (the “Operating Income Goal”).  The individual component for certain participants may also include a division component based on division-specific performance metrics.

Determinations of the annual bonus earned against target are made as follows:

(1)           The individual performance, and if applicable the division performance, is determined by the Committee after considering the recommendations of the CEO.  In the case of the CEO, the individual performance is determined by the Committee.

(2)           The corporate component is payable based on the extent to which Genzyme achieves the target Operating Income Goal.  If Genzyme achieves 100% of the performance goal, 100% of the corporate component is paid out.  If the performance goal is exceeded, for every 1% above the goal, 2.5% is added to the bonus payment, up to a maximum of 150% payment for achievement of 120% or more of the goal.  If the performance goal is not met, for every 1% below the goal, 1.5% is reduced from the bonus payment.  No corporate bonus is earned if less than 86% of the goal is met.

The above description of the annual cash incentive program is not complete and is qualified in its entirety by reference to the Genzyme Senior Executive Annual Cash Incentive Program, a copy of which is filed as Exhibit 10.1 to this report.

On December 1, 2008, the Committee also set the 2009 incentive bonus targets under the annual cash incentive program for Genzyme’s named executive officers as follows:

Named Executive Officer	2009 Bonus Target
Henri A. Termeer, Chief Executive Officer	$2,136,500
Earl M. Collier, Jr., Executive Vice President	$505,000
Sandford D. Smith, Executive Vice President	$505,000
Peter Wirth, Executive Vice President	$505,000
Michael S. Wyzga, Executive Vice President; Chief Financial Officer	$505,000

For the Chief Executive Officer, the individual performance component comprises 40% of the total target bonus, while the corporate performance component comprises 60% of the total target bonus.  For each of the other named executive officers, the individual performance component comprises approximately 20% of the total bonus target, while the corporate performance component comprises approximately 80% of the total bonus target.

2.             Amended and Restated Employment Agreements

On December 3, 2008, Genzyme entered into amended and restated executive employment agreements (the “Amended Employment Agreements”) with Henri A. Termeer, Chairman, President and Chief Executive Officer, and Peter Wirth, Executive Vice President.  The Amended Employment Agreements replace Mr. Termeer’s executive employment agreement dated January 1, 1990 and Mr. Wirth’s executive employment agreement dated January 1, 1996 (the “Prior Agreements”).

The Amended Employment Agreements are effective December 31, 2008.  Like the Prior Agreements, the term of the Amended Employment Agreements is for three years and, on each anniversary date of the effective date, will automatically extend for one year unless either Genzyme or the executive gives notice that his agreement shall not be extended.

The Amended Employment Agreements are substantially similar to the Prior Agreements, except for the following changes:  (i) certain provisions were added or revised to ensure various forms of compensation under the agreements are either exempt from or compliant with the requirements of Section 409A; (ii) the definitions of “change in control” and “potential change in control” were revised to conform them to the narrower definitions used in the severance agreements with Genzyme’s other executive officers; and (iii) administrative changes were made to conform the agreements to Genzyme’s current compensation and benefit policies and practices.

The above description of the Amended Employment Agreements is not complete and is qualified in its entirety by reference to the amended and restated executive employment agreements for Messrs. Termeer and Wirth, copies of which are filed with this report as Exhibits 10.2 and 10.3, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Genzyme Senior Executive Annual Cash Incentive Program

10.2	Amended and Restated Executive Employment Agreement effective as of December 31, 2008 between Genzyme Corporation and Henri A. Termeer

10.3	Amended and Restated Executive Employment Agreement effective as of December 31, 2008 between Genzyme Corporation and Peter Wirth

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: December 5, 2008	By:	/s/ Peter Wirth
Peter Wirth
Executive Vice President, Legal and
Corporate Development